CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 27, 2015, accompanying the financial statements of Investors' Quality Tax-Exempt Trust, Series 135 (included in Van Kampen Unit Trusts, Municipal Series 951) as of January 31, 2015, and for each of the three years in the period ended January 31, 2015 and the financial highlights for the period from February 16, 2011 (date of deposit) through January 31, 2012 and for each of the three years in the period ended January 31, 2015, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-169911) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 27, 2015